Exhibit 3.36

OPERATING AGREEMENT OF LENC SOFTWARE HOLDINGS LLC

This Agreement made February 9, 2011, between Lenc Software Holdings LLC, a limited liability company organized pursuant to Delaware law (the “Company”), and WMS International Holdings Inc. of 800 S. Northpoint Blvd., Waukegan, Illinois 60085 (the “Member”),

ARTICLE ONE. FORMATION

1.1.    Organization. The Member has organized the Company as a Delaware limited liability company pursuant to the provisions of the Act. The Member confirms that it has appointed each of the following individuals to act as the Managers of the Company:

Brian R. Gamache

Orrin J. Edidin

Scott D. Schweinfurth

1.2.    Company Agreement; Effect of Inconsistencies With Act. For and in consideration of the mutual covenants contained in this agreement and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Member and the Company agree to the terms and conditions of this Company Agreement, as it may from time to time be amended according to its terms. It is the express intention of the parties that this Company Agreement shall be the sole source of agreement of the parties, and this Company Agreement shall govern, even when inconsistent with, or different than, the provisions of the Act or any other law or rule. To the extent any provision of this Company Agreement is prohibited or ineffective under the Act, this Company Agreement shall be considered amended to the smallest degree possible in order to make the agreement effective under the Act. If the Act is subsequently amended or interpreted in such a way as to make valid any provision of this Company Agreement that was formerly invalid, such provision shall be considered to be valid from the effective date of such interpretation or amendment. The Member and Managers shall be entitled to rely on the provisions of this Company Agreement, and the Member and Managers shall be not liable to the Company for any action or refusal to act taken in good faith reliance on the terms of this Company Agreement. The Member and the Company agree that the duties and obligations imposed on the Member as such shall be those set forth in this Company Agreement, which is intended to govern the relationship between the Company, the Managers, and the Member, notwithstanding any provision of the Act or common law to the contrary.

1.3.    Name. The name of the Company is “Lenc Software Holdings LLC,” and all business of the Company shall be conducted under that name or under any other name, but in any case, only to the extent permitted by applicable law.

1.4.    Effective Date. This Company Agreement shall become effective concurrent with the formation of the Company as of the date of the filing of the Articles with the Secretary of State of Delaware.

1.5.    Term. The term of the Company shall be perpetual until dissolved and its affairs wound up in accordance with the Act or this Company Agreement.

1.6.    Registered Agent and Office. The registered agent for the service of process and the registered office shall be that Person and location reflected in the Articles as filed in the office of the Secretary of State. Any Manager may, from time to time, change the registered agent or office through appropriate filings with the Secretary of State. If the registered agent ceases to act as such for any reason or the registered office shall change, the Manager shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be. If the Manager shall fail to designate a replacement registered agent or change of address of the registered office, any Member may designate a replacement registered agent or file a notice of change of address.

1.7.    Principal Office. The Principal Office of the Company shall be located at the address reflected in the Articles as filed in the office of the Secretary of State. Any Manager may, from time to time, change the principal office and make appropriate filings with the Secretary of State to reflect that fact.

ARTICLE TWO. DEFINITIONS

For purposes of this operating agreement, unless the context clearly indicates otherwise, the following terms shall have the following meanings:

2.1.    “Act” means the Delaware Limited Liability Company Act and all amendments to the Act.

2.2.    “Additional Member” means a Member other than the Initial Member who has acquired a Membership Interest from the Company.

2.3.    “Admission” (“Admit”) means the act of becoming a Member and obtaining the rights appurtenant to a Membership Interest.

2.4.    “Articles” means the Articles of Organization of the Company as properly adopted and amended from time to time by the Member and filed with the Secretary of State.

2.5.    “Capital Contribution” means any Contribution or contribution of services made by or on behalf of a Member as consideration for a membership interest.

2.6.    “Company” means Lenc Software Holdings LLC, a limited liability company formed under the laws of Delaware, and any successor limited liability company.

2.7.    “Company Agreement” means this operating agreement including all amendments adopted in accordance with this Company Agreement and the Act.

2.8.    “Company Property” means any Property owned by the Company.

2.9.    “Contribution” means any contribution of Property made by or on behalf of a Member as consideration for a Membership Interest or as a contribution of the capital of the Company.

2.10.    “Distribution” means a transfer of Company Property to a member on account of a Membership Interest regardless of whether the transfer occurs on the liquidation of the Company, in exchange for the Member’s interest, or otherwise.

2.11.    “Disposition” (“Dispose”) means any sale, assignment, transfer, exchange, mortgage, pledge, grant, hypothecation, or other transfer, absolute or as security or encumbrance (including dispositions by operation of law).

2.12.    “Manager” means one or more managers. Specifically, Manager means each of Brian R. Gamache, Orrin J. Edidin and Scott D. Schweinfurth or any Person or Persons who succeeds them in that capacity. Brian R. Gamache, Orrin J. Edidin and Scott D. Schweinfurth shall each serve as a Manager as long as they are officers of WMS Industries Inc. References to the Manager in the singular or as him, her, it, itself, or other like references shall also be deemed, where the context so requires, to include the plural or the masculine or feminine reference, as the case may be.

2.13.    “Member” means the Member executing this Company Agreement, any transferee of a Member or any Additional Member. At any time there is more than one Member, the term “Member” shall mean all Members, and any action that may be taken under this Company Agreement by the Member may be taken by any Member, provided that any dispute with respect to any action shall be decided by a majority of the Members.

2.14.    “Membership” means a Member’s entire interest in the Company, including such Member’s rights in the Company’s profits, losses and Distributions pursuant to this Agreement and the Act and such other rights and privileges that the Member may enjoy by being a Member.

2.15.    “Person” means an individual, trust, estate, or any incorporated or unincorporated organization permitted to be a member of a limited liability company under the laws of Delaware.

2.16.    “Proceeding” means any judicial or administrative trial, hearing or other activity, whether civil, criminal or investigative, the result of which may be that a court, arbitrator, or governmental agency may enter a judgment, order, decree, or other determination which, if not appealed and reversed, would be binding upon the Company, a Member or other Person subject to the jurisdiction of such court, arbitrator, or governmental agency.

2.17.    “Property” means any property, real or personal, tangible or intangible (including goodwill), including cash and any legal or equitable interest in such property, but excluding services and promises to perform services in the future.

2.18.    “Taxing Jurisdiction” means any state, local, or foreign government that collects tax, interest or penalties, however designated, on any Member’s share of the income or gain attributable to the Company.

ARTICLE THREE. NATURE OF BUSINESS

The business of the Company is to carry out any lawful business, purpose or activity, whether or not for profit. The Company shall have the authority to do all things necessary or convenient to accomplish its purpose. The Company exists only for the purpose specified in this Article Three, and may not conduct any other business without the consent of the Member. The authority granted to the Member under this Company Agreement to bind the Company shall be limited to actions necessary or convenient to this business.

ARTICLE FOUR. ACCOUNTING AND RECORDS

The Manager shall maintain the following records at the Principal Office:

4.1.    The full name and business address of the Member;

4.2.    A copy of the Articles and all amendments to the Articles, together with executed copies of any powers of attorney pursuant to which the Articles have been executed;

4.3.    Copies of the Company’s federal, foreign, state and local income tax returns and reports (or the portions of the returns of others showing the taxable income deductions, gain, loss, and credits of the Company), if any, in accordance with the WMS Record Retention Policy;

4.4.    Copies of this Company Agreement including all amendments to it;

4.5.    Any financial statements of the Company in accordance with the WMS Record Retention Policy;

4.6.    If not set forth in this Company Agreement, a writing or other data compilation from which information can be obtained through retrieval devices into reasonably usable form setting forth the following:

4.6.1.    The amount of cash and a description and statement of the agreed value of the other property or services contributed by the Member and which the Member has agreed to contribute;

4.6.2.    Any right of a Member to receive, or of the Company to make, distributions to a Member which include a return of all or any part of the Member’s Capital Contribution or distributions in kind; and

4.6.3.    Any events upon the happening of which the Company is to be dissolved and its affairs wound up.

ARTICLE FIVE. NAME AND ADDRESS OF MEMBER

The name and address of the Member are: WMS International Holdings Inc., 800 S. Northpoint Blvd., Waukegan, Illinois 60085.

ARTICLE SIX. MANAGEMENT

6.1.    Management Rights. Subject to the following provisions of this Article, the business of the Company shall be conducted by the Manager and all management of the Company shall be vested in the Manager. The Manager shall have power and authority to take the following actions on behalf of the Company:

6.1.1.    Select the location or relocation of a place of business for the Company;

6.1.2.    The execution, or appointment of officers and agents with such designation as the Manager may determine to execute, on behalf of the Company, all instruments and documents, including but not limited to: checks, drafts, notes and other negotiable instruments, mortgages or deeds of trust, security agreements, financing statements, documents providing for the acquisition, mortgage, investment or disposition of property, including the licensing of intellectual property;

6.1.3.    The appointment and fixing of compensation for officers and other agents for the Company;

6.1.4.    The determination of the amount of and the making of Distributions;

6.1.5.    The acquisition of property from any Person as the Manager may determine. The fact that the Manager or Member is directly or indirectly affiliated or connected with any such Person shall not prohibit the Manager from dealing with that Person subject to other provisions of this Company Agreement;

6.1.6.    The borrowing of money for the Company from banks or other lending institutions;

6.1.7.    The purchase of liability and other insurance to protect the Company’s property and business;

6.1.8.    The investment of any Company funds (by way of example but not limitation) in time deposits, short-term governmental obligations, commercial paper or other investments;

6.1.9.    The confession of a judgment against the Company;

6.1.10.      The making of any capital expenditures;

6.1.11.      The employment of accountants, legal counsel, managing agents or other experts to perform services for the Company and to compensate them from Company funds;

6.1.12.      The doing and performance of all other acts as may be necessary or appropriate to carry out the Company’s business purpose.

6.2.    Certain Powers of Managers and Restrictions on Authority of the Managers. Notwithstanding the above provisions of this Article, only the Member may take the following actions or may direct the Manager to take the following actions:

6.2.1.    The Admission of an Additional Member;

6.2.2.    The initiation or a proceeding for the Bankruptcy of the Company;

6.2.3.    The change in the purpose of the Company;

6.2.4.    The approval of a merger, conversion or the application of any statute (the application of which is elective) to the Company;

6.2.5.    The commission of any act which would make it impossible to fulfill the purpose of the Company;

6.2.6.    The amendment of this Agreement or the taking of any action in violation of this Agreement;

6.2.7.    The causing of the Company to voluntarily initiate a proceeding under which the Company would become a Debtor under the United States Bankruptcy Code;

6.2.8.    The sale, exchange or other Disposition of all or substantially all of the Company Property other than in the ordinary course of the Company’s business.

6.3.    Liability of Member and Manager. Neither the Member nor the Manager shall be liable as Member or Manager for the liabilities of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Company Agreement or the Act shall not be grounds for imposing personal liability on the Member or Manager for liabilities of the Company.

6.4.    Indemnification. The Company shall indemnify the Member and the Manager for all costs, losses, liabilities, and damages paid or accrued by the Member (either as Member or as agent) or

Manager in connection with the business of the Company or because such Person is a Member or Manager, to the fullest extent provided or allowed by the laws of Delaware. In addition, the Manager shall cause the Company to advance costs of participation in any Proceeding to the Manager or Member. The Manager may, with the consent of the Member, indemnify all other employees and agents of the Company for all costs, losses, liabilities, and damages paid or accrued by the agent or employee in connection with the business of the Company or because such Person is an agent or employee, to the fullest extent provided or allowed by the laws of Delaware.

6.5.    Conflicts of Interest.

6.5.1.    The Member or Manager shall be entitled to enter into transactions that may be considered to be competitive with, or a business opportunity that may be beneficial to, the Company, it being understood that the Member or Manager may enter into transactions that are similar to the transactions into which the Company may enter.

6.5.2.    A Member or Manager does not violate a duty or obligation to the Company merely because the Member’s conduct furthers the Member’s own interest. A Member or Manager may lend money to and transact other business with the Company. The rights and obligations of a Member or Manager who lends money to or transacts business with the Company are the same as those of a Person who is not a Member, subject to other applicable law. No transaction with the Company shall be voidable solely because a Member or Manager has a direct or indirect interest in the transaction if either the transaction is fair to the Company or the Member (in the case of a transaction in which the Manager but not the Member is personally interested) or the Manager (in the case of a transaction in which the Member but not the Manager is personally interested) with knowledge of the interest of the Member or Manager, as the case may be.

6.6.    Authority of Manager To Bind the Company. Only the Manager and agents of the Company authorized by the Manager shall have the authority to bind the Company. Any action to be taken by the Manager under this Company Agreement may be taken individually by any one of the acting Managers. The Manager has the power, on behalf of the Company, to do all things necessary or convenient to carry out the business and affairs of the Company, including but not limited to:

6.6.1.    The institution, prosecution and defense of any Proceeding in the Company’s name;

6.6.2.    The purchase, receipt, lease or other acquisition, ownership, holding, improvement, use and other dealing with, Property, wherever located;

6.6.3.    The sale, conveyance, mortgage, pledge, lease, exchange, and other disposition of Company Property;

6.6.4.    The entering into contracts and guarantees; incurring of liabilities; borrowing of money; issuance of notes, bonds, and other obligations; and the securing of any of its obligations by mortgage or pledge of any Company Property or income;

6.6.5.    The lending of money, investment and reinvestment of the Company’s funds, and receipt and holding of Property as security for repayment, including, but not limited to, the loaning money to, and otherwise helping the Member, officers, employees, and agents;

6.6.6.    The conduct of the Company’s business, the establishment of Company offices, and the exercise of the powers of the Company within or without Delaware;

6.6.7.    The appointment of employees and agents of the Company, the defining of their duties, and the establishment of their compensation;

6.6.8.    The payment of pensions and establishment of pension plans, pension trusts, profit sharing plans, and benefit and incentive plans for all or any of the current or former Members, employees, and agents of the Company;

6.6.9.    The making of donations to the public welfare or for religious, charitable, scientific, literary or educational purposes;

6.6.10.      The payment, donation or any other act that furthers the business and affairs of the Company;

6.6.11.      The payment of compensation or additional compensation to the Member and employees on account of services previously rendered to the Company, whether or not an agreement to pay such compensation was made before such services were rendered;

6.6.12.      The purchase of insurance on the life of any of the Members or employees for the benefit of the Company;

6.6.13.      The participation in partnership agreements, joint ventures, or other associations of any kind with any Person or Persons;

6.6.14.      The indemnification of the Member or any other Person.

6.7.    Compensation of Member and Manager. The Member and Manager shall be reimbursed for all reasonable expenses incurred on behalf of the Company and shall be entitled to reasonable compensation, in an amount to be determined from time to time by the Member.

6.8.    Standard of Care of Member and Manager. The Member’s duty of care in the discharge of the Member’s duties to the Company is limited to refraining from engaging in grossly negligent or reckless conduct, intentional misconduct, or a knowing violation of law. In discharging its duties, the Member shall be fully protected in relying in good faith upon the records required to be maintained under Article Four and upon such information, opinions, reports or statements by any of its agents, or by any other Person, as to matters the Member reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

ARTICLE SEVEN. TAXES

7.1.    Elections. The Manager may make any tax elections for the Company allowed under the Internal Revenue Code of 1986, as amended from time to time, or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company.

7.2.    Taxes of Taxing Jurisdictions. To the extent that the laws of any Taxing Jurisdiction requires, the Manager will prepare and the Member will execute and submit an agreement indicating that the Member will make timely income tax payments to the Taxing Jurisdiction and that the Member accepts personal jurisdiction of the Taxing Jurisdiction with regard to the collection of income taxes attributable to the Member’s income, plus interest and penalties assessed on such income, if such agreement is required by the Taxing Jurisdiction. If the Member fails to provide such agreement, the Company may withhold and pay over to such Taxing Jurisdiction the amount of tax, penalty and interest determined under the laws of the Taxing Jurisdiction with respect to such income. Any such payments with respect to the income of a Member shall be treated as a distribution for purposes of Article Eight.

7.3.    Method of Accounting. The records of the Company shall be maintained on the same method of accounting as that of the Member.

ARTICLE EIGHT. DISPOSITION OF MEMBERSHIP INTEREST; ADMISSION OF ASSIGNEES AND ADDITIONAL MEMBERS

8.1.    Disposition. The Member’s Membership Interest is transferable either voluntarily or by operation of law. The Member may Dispose of all or a portion of the Member’s Membership Interest. Notwithstanding any provision of the Act to the contrary, upon the Disposition of the Member’s Membership Interest, the transferee shall be Admitted upon the completion of the transfer without further action. Upon the transfer of a Member’s entire Membership Interest (other than a temporary transfer or transfer as a pledge or security interest) the Member shall cease to be a Member and shall have no further rights or obligations under this agreement, except that the Member shall have the right to such information as may be necessary for the computation of the Member’s tax liability.

8.2.    Admission of Additional Members. The Member may Admit Additional Members and determine the Capital Contributions of such Additional Members.

ARTICLE NINE. DISSOLUTION AND WINDING UP

9.1.    Dissolution. The Company shall be dissolved and its affairs wound up upon the will of the Member. Notwithstanding any provision of the Act to the contrary, the Company shall continue and not dissolve as a result of the death, retirement, resignation, expulsion, bankruptcy or dissolution of any Member or any other event that terminates the continued membership of the Member.

9.2.    Effect of Dissolution. Upon dissolution, the Company shall cease carrying on the Company business (as distinguished from the winding up of the Company business), but the Company shall not be terminated by the act of dissolution alone, and shall continue until the winding up of the affairs of the Company is completed and the certificate of dissolution has been issued by the Secretary of State.

9.3.    Distribution of Assets on Dissolution. Upon the winding up of the Company, the Company Property shall be distributed:

9.3.1.    First, to creditors, including the Member if it is a creditor, to the extent permitted by law, in satisfaction of Company Liabilities;

9.3.2.    Second, to the Member. Such distributions to the Member shall be in cash, Property other than cash, or partly in both, as determined by the Manager.

9.4.    Winding Up and Certificate of Dissolution. The winding up of the Company shall be completed when all debts, liabilities, and obligations of the Company have been paid and discharged, or reasonably adequate provision for payment has been made, and all of the remaining property and assets of the limited liability company have been distributed to the Member. Upon the completion of winding up of the Company, the Manager or other person designated by the Manager shall deliver a certificate of dissolution to the Secretary of State for filing. The certificate of dissolution shall set forth the information required by the Act.

ARTICLE TEN. AMENDMENT

This Company Agreement may be amended or modified from time to time only by a written instrument adopted by the Member and the Company and executed by the Member and the Company.

ARTICLE ELEVEN. MISCELLANEOUS PROVISIONS

11.1. Entire Agreement. This Company Agreement represents the entire agreement between the Member and the Company.

11.2. Rights of Creditors and Third Parties Under Company Agreement. This Company Agreement is entered into between the Company and the Member for the exclusive benefit of the Company, its Member, and their successors and assignees. This Company Agreement is not intended for the benefit of any creditor of the Company or any other Person. Except and only to the extent provided by applicable statute, no such creditor or third party shall have any rights under this Company Agreement or any agreement between the Company and the Member with respect to any Capital Contribution or otherwise.

The parties have executed this Agreement the day and year first above written.

WMS INTERNATIONAL HOLDINGS INC.

By:	/s/ Brian R. Gamache
Name: Brian R. Gamache
Title: Chairman and Chief Executive Officer

LENC SOFTWARE HOLDINGS LLC

By: WMS International Holdings Inc., Sole Member

By:	/s/ Brian R. Gamache
Name: Brian R. Gamache
Title: Chairman and Chief Executive Officer